Exhibit 99.1
Dycom Industries, Inc. (NYSE: DY) Q1 2023 Results Conference Call May 25, 2022 9:00 AM ET

CORPORATE PARTICIPANTS

Steven E. Nielsen, President, Chief Executive Officer & Director, Dycom Industries, Inc.
Ryan F. Urness, Vice President, General Counsel & Corporate Secretary, Dycom Industries, Inc.
H. Andrew DeFerrari, Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

OTHER PARTICIPANTS

Adam Thalhimer, Analyst, Thompson, Davis & Company, Inc.
Alan Mitrani, Managing Partner, Sylvan Lake Asset Management LLC
Eric Luebchow, Analyst, Wells Fargo Securities, LLC
Noelle Dilts, Analyst, Stifel, Nicolaus & Company, Inc.
Sean Eastman, Analyst, KeyBanc Capital Markets, Inc.
Steven Fisher, Analyst, UBS Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator

Hello. Thank you for standing by, and welcome to the Dycom Industries, Inc. First Quarter 2023 Results Conference Call. At this time, all participants are in a listen-only mode. After the speaker presentation, there will be a question-and-answer session. Please be advised that today's conference may be recorded.

I would now like to hand the conference over to your host today, Mr. Steven Nielsen, President and Chief Executive Officer. Please go ahead, sir.

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Thank you, Operator. Good morning, everyone. I'd like to thank you for attending this conference call to review our first quarter fiscal 2023 results.

Going to Slide 2. During this call, we will be referring to a slide presentation, which can be found on our website's Investor Center main page. Relevant slides will be identified by number throughout our presentation. Today, we have on the call Drew DeFerrari, our Chief Financial Officer; and Ryan Urness, our General Counsel.

Now I will turn the call over to Ryan Urness.

Ryan F. Urness
Vice President, General Counsel & Corporate Secretary, Dycom Industries, Inc.

Thank you, Steve. All forward-looking statements made during this call are provided pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all comments reflecting our expectations, assumptions or beliefs about future events or performance that do not relate solely to historical periods. Forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from our current projections, including those risks described in our annual report on Form 10-K filed March 4, 2022, together with our other filings with the U.S. Securities and Exchange Commission. We assume no obligation to update any forward-looking statements. Steve?

Steven E. Nielsen

President, Chief Executive Officer & Director, Dycom Industries, Inc.

Thanks, Ryan. Now moving to Slide 4 and a review of our first quarter results. As we review our results, please note that in our comments today and in the accompanying slides, we reference certain Non-GAAP measures. We refer you to the quarterly report section of our website for a reconciliation of these Non-GAAP measures to the corresponding GAAP measures.

To begin, I want to express my sincere thanks to our employees who have served our customers with real fortitude in difficult times.

Now for the quarter, revenue was $876.3 million; an organic increase of 21.1%. As we deployed gigabit wireline networks, wireless/wireline converged networks and wireless networks, this quarter reflected an increase in demand from 3 of our top 5 customers.

Gross margin was 14.9% of revenue and increased approximately 13 bps compared to the first quarter of 2022. Improved operating performance of over 70 bps in Q1 was partially offset by 58 bps of higher fuel costs.

General and administrative expenses were 7.9% of revenue. And all of these factors produced Adjusted EBITDA of $63.7 million, or 7.3% of revenue, and earnings per share of $0.65, compared to $0.03 in the year ago quarter. Included in earnings per share in the first quarter of 2023 are incremental tax benefits of $0.14 per share, compared to $0.09 per share in the year ago quarter.

Liquidity was solid at $309.5 million and sequentially, days sales outstanding declined 3 days. During the quarter, we repurchased 200,000 shares for $18.5 million.

Now going to Slide 5. Today major industry participants are constructing or upgrading significant wireline networks across broad sections of the country. These wireline networks are generally designed to provision gigabit network speeds to individual consumers and businesses either directly or wirelessly using 5G technologies. Industry participants have stated their belief that a single high-capacity fiber network can most cost effectively deliver services to both consumers and businesses, enabling multiple revenue streams from a single investment. This view is increasing the appetite for fiber deployments, and we believe that the industry effort to deploy high-capacity fiber networks continues to meaningfully broaden the set of opportunities for our industry.

Increasing access to high-capacity telecommunications continues to be crucial to society, especially in rural America. The Infrastructure Investment and Jobs Act included over $40 billion for the construction of rural communications networks in unserved and underserved areas across the country. This represents an unprecedented level of support. In addition, an increasing number of states are commencing programs that will provide funding for telecommunications networks even prior to the initiation of funding under the Infrastructure Act.

We are providing program management, planning, engineering and design, aerial, underground, and wireless construction and fulfillment services for gigabit deployments. These services are being provided across the country in numerous geographic areas to multiple customers. These deployments include networks consisting entirely of wired network elements and converged wireless/wireline multi-use networks. Fiber network deployment opportunities are increasing in rural America as new industry participants respond to emerging societal initiatives. We continue to provide integrated planning, engineering and design, procurement and construction and maintenance services to several industry participants.

Macro-economic effects and supply constraints may influence the near-term execution of some customer plans. Broad increases in demand for fiber optic cable and related equipment may cause delivery volatility in the short to intermediate term. In addition, the market for labor remains tight in many regions around the country. It remains to be seen how long this condition persists.

Furthermore, the automotive and equipment supply chain remains challenged, particularly for the large truck chassis required for specialty equipment. Prices for capital equipment are increasing. As we contend with these factors, we are encouraged that industry participants increasingly understand industry-wide cost pressures and are beginning in some instances to address those impacts. Within this context, we remain confident that our scale and financial strength position us well to deliver valuable service to our customers.

Moving to Slide 6. During the quarter organic revenue increased 21.1%. Our top 5 customers combined produced 67.3% of revenue, increasing 19.8% organically. Demand increased from 3 of our top 5 customers. All other customers increased 23.9% organically.

AT&T was our largest customer at 27.1% of total revenue or $237.4 million. AT&T grew 52.7% organically. This was our fifth consecutive quarter of organic growth with AT&T. Revenue from Comcast was $111.3 million or 12.7% of revenue. Comcast was Dycom’s second largest customer. Lumen was our third largest customer at 11.7% of revenue or $102.8 million. Lumen grew organically 20.3%. This was our first organic growth with Lumen in 7 quarters. Verizon was our fourth largest customer at $81.0 million or 9.2% of revenue. And finally, revenue from Frontier was $57.2 million or 6.5% of revenue. Frontier grew 127.1% organically

This is the first quarter since April of 2019 where our top five customers grew organically in excess of 15% and the thirteenth consecutive quarter where all of our other customers in aggregate, excluding the top five customers, have grown organically. Of note, fiber construction revenue from electric utilities was $69.6 million in the quarter and increased organically 47.0% year over year.

We have extended our geographic reach and expanded our program management and network planning services. In fact, over the last several years we believe we have meaningfully increased the long-term value of our maintenance and operations business, a trend which we believe will parallel our deployment of gigabit wireline direct and wireless/wireline converged networks as those deployments dramatically increase the amount of outside plant network that must be extended and maintained.

Now Going to Slide 7. Backlog at the end of the first quarter was $5.593 billion vs. $5.822 billion at the end of the January 2022 quarter, a decline of $229 million. Of this backlog, approximately $2.959 billion is expected to be completed in the next 12 months. Backlog activity during the first quarter reflects solid performance as we booked new work and renewed existing work. We continue to anticipate substantial future opportunities across a broad array of our customers.

During the quarter we received, from AT&T, placement services agreements in North Carolina, South Carolina, Georgia and Florida. For Frontier, fiber construction agreements for Illinois and Michigan. From Brightspeed, a fiber construction agreement in North Carolina. For Verizon, an engineering agreement for Massachusetts and Rhode Island and maintenance and restoration agreement in Florida. And various rural fiber construction agreements in Arkansas, Wisconsin, Indiana, Kentucky and Tennessee.

Headcount increased during the quarter to 15,221.

Now I will turn the call over to Drew for his financial review and outlook.

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Thanks, Steve, and good morning, everyone. Going to Slide 8. Contract revenues were $876.3 million and organic revenue increased 21.1% for the quarter. Q1 of the prior year included $3.9 million of revenue from storm restoration services compared to none in Q1 of this year.
Adjusted EBITDA in Q1 was $63.7 million, or 7.3% of revenue, compared to $44.1 million, or 6.1% of revenue, in Q1 of last year. Gross margin was 14.9% of revenue for the April quarter and increased approximately 13 bps compared to Q1 2022. Improved operating performance of over 70 bps in Q1 was partially offset by 58 bps of higher fuel costs.

G&A expense of 7.9% decreased 129 bps compared to Q1 2022 from improved operating leverage at the higher level of revenue in the quarter and tight management of costs.

Net income was $0.65 per share compared to $0.03 per share in the year ago period. In the first quarter of each fiscal year we have share-based awards that vest, and income taxes are impacted. In Q1 of this year net income included tax benefits of $2.5 million, or $0.09 per share for the vesting and exercise of share-based awards. In Q1 we also had tax benefits of $1.7 million, or $0.05 per share, for certain credits related to a tax filing for a prior year. For comparison purposes in Q1 of last year net income included tax benefits of $2.6 million, or $0.09 per share for the vesting and exercise of share-based awards.

Including these items, the total variance in net income reflects an increase in Adjusted EBITDA, lower depreciation, amortization and stock-based compensation and higher gains on asset sales, offset by higher interest expense in Q1 of this year.

Now going to Slide 9. Our financial position and balance sheet remains strong. We ended the quarter with $500 million of senior notes, $345.6 million of term loan and no revolver borrowings.

Cash and equivalents were $185.6 million and liquidity was solid at $309.5 million. Our capital allocation prioritizes organic growth, followed by opportunistic share repurchases and M&A within the context of our historical range of net leverage.

Cash flow used for operating activities was $64.9 million to fund the sequential growth in Q1. Capital expenditures were $33.0 million, net of disposal proceeds and gross CapEx was $38.4 million.

During Q1, we repurchased 200,000 shares of our common stock for $18.5 million.

The combined DSOs of accounts receivable and net contract assets of 105 days improved 3 days sequentially compared to Q4 2022.

Now going to Slide 11. As we look ahead to the quarter ending July 30, 2022, the Company expects contract revenues to increase mid-teens to 20% as a percentage of contract revenues as compared to the quarter ended July 31, 2021. And we expect Non-GAAP Adjusted EBITDA percentage of contract revenues to range from in-line to modestly higher as compared to Q2 of last year.

We also expect $9.5 million of interest expense reflective of higher market interest rates, a 27.0% effective income tax rate, and 30.0 million of diluted shares.

Now I will turn the call back to Steve.

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Thanks, Drew. Moving to Slide 12. This quarter, we experienced solid activity and capitalized on our significant strengths. First and foremost, we maintained significant customer presence throughout our markets. We are encouraged by the breadth in our business. Our extensive market presence has allowed us to be at the forefront of evolving industry opportunities.

Telephone companies are deploying fiber-to-the-home to enable gigabit high-speed connections. Increasingly, rural electric utilities are doing the same. Dramatically increased speeds to consumers are being provisioned and consumer data usage is growing, particularly upstream.

Wireless construction activity in support of newly available spectrum bands is expected to increase this year.

Federal and state support for rural deployments of communications networks is dramatically increasing in scale and duration.

Cable operators are deploying fiber to small and medium businesses and enterprises. A portion of these deployments are in anticipation of the customer sales process. Deployments to expand capacity as well as new build opportunities are underway.

Customers are consolidating supply chains, creating opportunities for market share growth and increasing the long-term value of our maintenance and operations business.

As our nation and industry navigate some increased economic uncertainty, we remain encouraged that a growing number of our customers are committed to multi-year capital spending initiatives. We are confident in our strategies, the prospects for our company, the capabilities of our dedicated employees, and the experience of our management team.

Now operator, we will open the call for questions.

QUESTION AND ANSWER SECTION

Operator

(Operator Instructions) Our first question comes from Steven Fisher with UBS.

Steven Fisher
Analyst, UBS Securities LLC

Just wondering if you could clarify, Steve, you mentioned it in your comments and it's in the slide as well about industry participants increasingly kind of understand the industry-wide cost pressures, and beginning in some instances to address those impacts. Can you just give a little more color on what you mean by that?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Yes. Steve, I guess what I would say is, given that the impacts on fuel costs and labor availability and cost pressures coming out of labor, I think there is an emerging understanding that those types of cost pressures are industry-wide, and there are ways to address those that we're seeing developing in the marketplace.

Steven Fisher
Analyst, UBS Securities LLC

Okay. I guess maybe then a follow-up would be your fuel costs, the impact of 58 basis points of margin impact you mentioned in the quarter. How did that compare to your expectations? And what do you have embedded in there for the second quarter? And I guess just the general pressures you're seeing in the marketplace, are you confident you're able to overcome them?

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Yes. Steve, this is Drew. So that was generally in line with our expectations in the first quarter, where fuel costs did come out. Obviously, they increased during the period. And then as we think about Q2, we think there's a similar headwind year-over-year as we go into Q2 as well.

Steven Fisher
Analyst, UBS Securities LLC

Okay. And if I could just ask you a higher-level question. I guess I'm just curious that -- are you thinking that what you're seeing in the marketplace today -- obviously, we're looking at a pretty big acceleration in revenue growth. Is this sort of the -- have we reached finally the inflection point where the drags you've had from some of the legacy programs really started to wear off and we can kind of continue to see the acceleration? Is this the point we're at now, this is the inflection?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Well, clearly, Steve, the organic growth in the first quarter, I think, was the fastest organic growth rate that we've had since, I think it was April of 2017. So clearly, it picked up. And we see a similar growth rate in the July quarter.

I think when you look at the customer detail, when you have your largest customer growing at 52%, you have another customer who has been growing nicely and continues to grow. And then I think probably, importantly, our third-largest customer resumed growth, along with continuing to outline pretty aggressive plans around fiber deployments. I think that really shows that we're starting to see the breadth of the business grow inside the top 5. And of course, we had another great quarter for all other with 23% organic growth or almost 24%.

And just, as we also mentioned in the comments, continue to be pleased with our performance of rural America with almost $70 million of revenue from electrical -- rural electrical utilities growing 47% year-over-year. So I think the breadth of the business is continuing to expand, and we're continuing to get good performance out of existing catalysts, and hopefully, see some emerging catalysts also coming into the business.

Operator

Thank you. Our next question comes from Adam Thalhimer with Thompson Davis. You may proceed.

Adam Robert Thalhimer
Analyst, Thompson, Davis & Company, Inc.

Hey, good morning guys, great quarter.

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Good morning, Adam.

Adam Robert Thalhimer
Analyst, Thompson, Davis & Company, Inc.

Was -- Steve, was there an impact from the large customer program in Q1? And does that carry into Q2 at all?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Adam, as we talked about on the last call, on the fourth quarter call, there was an impact. It was less than the fourth quarter. We expect that trend to continue through the balance of the year to where, by the end of the year, it's insignificant. But there was some impact, but it continues to diminish

Adam Robert Thalhimer
Analyst, Thompson, Davis & Company, Inc.

And Steve, what's the bidding environment like today?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Well, I'd just point you back to Steve's question and say there are industry-wide cost pressures that everybody has to contemplate as they think about the work. As we said last quarter, what we're trying to do is be very careful about where we commit capacity. I mean think about this, we grew organically over $150 million year-over-year. It takes a lot of effort, a lot of hard work, mostly by people not in this room. And we want to make sure that we commit their capacity and their talents in the right places so that we can serve customers well and in doing that, hopefully serve our investors well.

Adam Robert Thalhimer
Analyst, Thompson, Davis & Company, Inc.

Okay. And you pinpointed fuel, but can you just kind of broadly talk about the impact of inflation, what you're seeing today and how you expect that to trend?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Yes. Adam, I think beyond fuel, which I think Drew has dimensioned about as precisely as we can, we continue to see labor cost is going up, I mean, particularly around new hires, semi-skilled people that we're trying to get in the door. I mean somebody that you want to hire today to train cost more initially than it did -- than that person did a year or 1.5 years ago.

I think the other thing to highlight is, as we did in our comments, is that the cost of capital equipment is going up. And so we're trying to make sure as we commit to new initiatives where we're going to be making investments in fixed assets that the current cost of those fixed assets is the way we're thinking about their impact on returns with that particular program.

Adam Robert Thalhimer
Analyst, Thompson, Davis & Company, Inc.

Understood. Thanks, Steve.

Operator

Our next question comes from Sean Eastman with KeyBanc Capital Markets. You may proceed.

Sean Eastman
Analyst, KeyBanc Capital Markets, Inc.

Good morning, Steve, Drew. Thanks for taking my questions. So we've kind of addressed some of this already, but it's really great to see the revenues coming through. I just would have thought we would be seeing a little bit more operating leverage on those strong revenue trends here. We addressed the fuel, the labor inflation, but particularly from a year-on-year perspective, I thought that complex customer program having a lessening impact would be more powerful, and that flat year-on-year revenue wouldn't really be in the range of expectations for 2Q.

So I mean, what do we infer from that? Do we need to sort of rethink DY's sort of historical margin performance in this operating environment? Is there something else specific to 2Q that maybe makes that not the case? Could you just help us out a little bit more with that, Steve?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Sure. So let's start with operating leverage, right? One area that, obviously, we performed very well in the current quarter, we expect that to continue, is the operating leverage on G&A. I mean the business grew $150 million year-over-year, and the G&A was essentially in line, right? So we've got good tight, cost controls around those areas that are in the G&A area.
And then if you think about -- again, if you think about the operating margins, we're taking a prudent view to the second quarter. We have labor costs that are going up. We have fuel costs that are still up on a year-over-year basis. And we just don't want to get ahead of ourselves, Sean. I mean there is tremendous amounts of opportunity. We're addressing that opportunity in a way that we expect not to get back to average but to be better than average as we address those new opportunities, and we think we can work that into the business. But the cost environment is something that had to be contemplated as we thought, at least in the near term, where margins would be.

Sean Eastman
Analyst, KeyBanc Capital Markets, Inc.

Yes. Okay. All right. That's helpful, Steve. And just coming back to the comment about industry participants starting to address those broad-based cost increases. I'm still not sure I totally understand what you're trying to say there. Is it -- are you trying to say that there's maybe some pause in contract awards as these costs sort of get marked to market or maybe a pause in decision-making? What exactly are you trying to say?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

I mean, Sean, revenue was up organically a little over 20% in the April quarter. We expect that to be essentially in line for the current quarter. There are new opportunities developing all the time. What we're saying is, as we address those new opportunities and everybody else does, they've got to be cognizant of where costs are.

And our client -- a number of our clients spoke at industry conferences over the last 2 weeks. I think some are speaking today. Nobody is slowing down in terms of what their plans are. If anything, their plans are accelerating. So it's just a question of making sure that we are addressing opportunity in a way that we can perform well for clients and have good returns. And we're not looking for average returns. We're looking for good returns as we make commitments.

Sean Eastman

Analyst, KeyBanc Capital Markets, Inc.

Okay. Got it. And then one last quick one. I mean what does Dycom's market presence and scale mean in this environment from a competitive perspective? What would you highlight to investors there?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Yes. I think, Sean, we've talked about this before. We don't see every opportunity that's out there in the marketplace, but I think we see a significant percentage or the vast majority of those opportunities that are significant. We're sensing the market all the time, again, because we want to make sure that when we make a commitment that we can deliver. Because in an environment of some cost inflation and lots of demand, we don't want to be in a position where we can't deliver. We'd rather not sign up than not deliver.

Sean Eastman
Analyst, KeyBanc Capital Markets, Inc.

Got it. Okay, great. I will turn it over there. Thanks, so much.

Operator

Thank you. Our next question comes from Eric Luebchow with Wells Fargo. You may proceed.

Eric Luebchow
Analyst, Wells Fargo Securities, LLC

Hi, thanks for taking the question. Steve, so it looks like your employee head count was up a little over 6%. Just wondering, given all the opportunities kind of ahead of you in the business, what's the environment like for getting new employees in the door, alternatively, the subcontractor environment? And I guess maybe you could provide some color on kind of labor productivity metrics you track from the new employees you have on getting them kind of up to speed.

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Yes. So Eric, I mean, we did -- we were able to grow head count both year-over-year, about a little under 900 and then sequentially just under 200. This is a business where we have to recruit folks. We have churn, and there was 1 week earlier in the month of May, where we were able to onboard over 250 new employees. So we're getting applications. We're getting new folks. We're doing lots of training. There's costs associated with that, but that's part of what it takes to grow capacity.

And again, I think about subcontractors in the same way. They're thinking about where they commit their capacity to make sure that they can deliver. And we think that we do a good job of working with our subcontractors to be an attractive place for them to work because we keep them busy and we try to keep an even cadence. And I think as long as we do that, they're not -- there's every opportunity that we'll get a fair share of the resources that are available. We work with our subcontractors just like we work with our in-house to help them grow capacity because that's what the industry needs right now.

Eric Luebchow
Analyst, Wells Fargo Securities, LLC

Yes. Understood. Steve, I also just wanted to get your bigger-picture perspective on the latest guidance from the NTIA on the infrastructure bill. It looks like it's going to be really prioritizing fiber deployments in underserved locations. So just wondering kind of how you look at that from a multiyear perspective, the potential for that, along with substantial amounts of private capital to really expand kind of the addressable footprint that you have today.

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Yes. Eric, I completely agree. Our reading of this notice of funding opportunity was, I think, pretty much shared throughout the industry that it heavily favored -- preferred, maybe not favored, but heavily preferred fiber as a future-proof solution to the deployment in rural America. And so I think based on that communication from NTIA, I think our addressable market got bigger. Because I think, unlike RDOF, where there was some satellite funding and perhaps some unlicensed spectrum, this clearly is heavily focused on fiber.

I think the other thing is there a number of other interesting provisions that I think generally, industry observers have said would be encouraging to incumbent operators. And so I think we're always encouraged when there's a new funding source to existing customers to supplement their own budgets. So I think generally, it was a positive communication.

Eric Luebchow
Analyst, Wells Fargo Securities, LLC

No, that's great. And just one more for me, Steve. Maybe just an update on your wireless business, kind of percentage of revenues. And then as you look out the next year or 2, especially with C-band deployments continuing and 3.45 spectrum starting to get deployed, how you look at the wireless business kind of growth ramping in the next year or so?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Sure. Look, it was about 6% of revenue, Eric, and it was down just less than 4% year-over-year. We think it's up through the balance of the year and into next year. And for all the reasons you just outlined, clearly, there are pretty significant C-band and Auction 110 frequency deployments that are underway and expected to accelerate. And we have a good position with a couple of customers against that, and I think we'll see some nice growth.

Eric Luebchow
Analyst, Wells Fargo Securities, LLC

All right. Thanks, Steve.

Operator

Thank you. Our next question comes from Noelle Dilts with Stifel. You may proceed.

Noelle Dilts
Analyst, Stifel, Nicolaus & Company, Inc.

Hi guys, thanks and good morning. First, I'm sorry if I missed this number, but could you revisit your CapEx expectation for the year? And just curious, you mentioned some equipment availability challenges. Is that impacting how you're thinking about CapEx?

H. Andrew DeFerrari
Senior Vice President & Chief Financial Officer, Dycom Industries, Inc.

Noelle, our CapEx expectation is in line with where we were in the first quarter. So what we talked about there was $180 million to $190 million net. The gross number for the quarter was right around $38 million. And so we expect to increase that as the year goes on to get to the annual number.

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Yes. And Noelle, just to comment on availability. I think as long as we plan ahead and we get our orders in, I think we're getting a good response from our suppliers given kind of all the supply chain challenges that everybody who manufactures anything is dealing with right now. So I think we can work through it.

Noelle Dilts
Analyst, Stifel, Nicolaus & Company, Inc.

Okay. Great. And then I was hoping you could expand a little bit more on the labor challenges. Obviously, you were able to grow your headcount in the quarter, but we are obviously hearing it's just tough to find people. Are you just overall kind of increasing wages? How are you attracting folks? And are there regional differences in terms of your ability to find the folks you need? If you could just expand a little bit on what you're seeing on that front, that would be helpful. Thank you.

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Yes. Noelle, so with respect to wages, I think it was a year ago that we outlined particularly for new hires and some semi-skilled positions that we were seeing wages going up. I mean that's continued. It takes more to get folks through the door, and we've reflected that in our guidance. In terms of kind of just the overall tightness of the marketplace, it shows that there's so much demand out there that you've got -- again, to repeat myself, you got to be careful about where you commit your capacity.

Noelle Dilts
Analyst, Stifel, Nicolaus & Company, Inc.

Right. Okay, thank you.

Operator

Thank you. Our next question comes from Alan Mitrani with Sylvan Lake Asset Management. You may proceed.

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC

I went back and is this -- am I right, is this the largest quarter you've ever had with AT&T in your history?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

If it isn't, it's close, Alan. I think we may have done $231 million in a prior quarter. So...

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC

Right. So what's interesting about that is it came in your calendar first quarter, let's call it, or the calendar first quarter, and they're just getting started. I listened to their calls. They've been in conferences recently. They basically said they're just getting started, and they expect to meaningfully expand their footprint in the next year to 2 years in terms of passings.

So in looking at the industry, again, like I asked last quarter, but I see it again, the cable industry doesn't seem to yet be responding in looking at where their CapEx is and what they're doing. But once some of the large telcos commit to these kind of programs, it's like a battleship. It's hard to turn them around, I mean, unless we get a really bad recession outside of just the mild one here that we're probably going to get in the next year.

So my question really is, if the companies -- if your other customers don't seem to be stepping up to try to book commitments now from a seemingly very tight industry, how are they going to be able to do that in the next 1.5 years when they do turn? Like is there some -- is it just simply higher prices period, either you step up in line? Or I mean, is that the way you're viewing this industry?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Well, Alan, first, what I would say is, look, the cable operators have very large, very successful businesses. They're in a competitive industry, and they have figured out how to compete their way to a pretty significant share of all broadband connections in the country. So I would never count out their ability to compete.

I think what they've outlined, and again outlined most recently in some investor presentations, is that they have an approach to addressing capacity in the network that's heavily focused on technical services rather than construction services that they think that they will be able to accomplish that within their existing capital intensity envelope, so to speak. And again, I would never challenge their ability to compete. And for us, it's just to make sure, again, that where we commit to any customer that we commit with the confidence that we can deliver and that we'll have the right resources available to us to be able to do that.

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC

Okay. Can you comment also -- you have a very entrepreneurial management team. A lot of these guys -- most of these guys, I guess, ran their own business, still run their own business inside. Can you tell us how you're finding maybe that's an advantage here as you go through this inflationary environment? Because these guys are essentially running their own businesses, the management teams of your companies. How they see the P&L and how they're compensated to be able to make sure they get profits in this inflationary environment?

Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Yes. I mean, Alan, without going into any sensitive details, we've always had our incentive plans based on margin. So the organization gets paid based on their ability to deliver value, not just to deliver top line.

Now obviously, top line is part of delivering value, and margin is something where you're never satisfied because you can always find something to work on that you can do better. Seems kind of trite, but I've always said to The Street, half our business is worse than average, and so there's always plenty of opportunities to get better. And the entire organization is working to get better every day.

Alan Mitrani
Managing Partner, Sylvan Lake Asset Management LLC

Great. Thank you.

Operator

Thank you. And I'm not showing any further questions at this time. I would now like to turn the call back over to Mr. Steven Nielsen for any further remarks.
Steven E. Nielsen
President, Chief Executive Officer & Director, Dycom Industries, Inc.

Well, we thank everybody for your time and attention. Wish you the best over the holiday weekend, and we'll speak again towards the end of August. Thank you.

Operator

Thank you. This concludes today's conference call. Thank you for participating. You may now disconnect.